Exhibit 1


                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of December 15, 2004, between Klaussner Furniture Industries, Inc., a North Carolina corporation ("KFI"), and Harley J. Greenfield, a citizen and resident of the State of New York ("Greenfield").

                                   WITNESSETH:

         WHEREAS, KFI is the owner of 10,000 shares of the Series A Preferred Stock (the "Preferred Stock") of Jennifer Convertibles, Inc., a Delaware corporation ("JCI"); and

         WHEREAS, JCI is a customer of KFI; and

         WHEREAS, Greenfield is the Chief Executive Officer of JCI; and

         WHEREAS, on the terms stated herein, KFI desires to provide Greenfield with an incentive to remain Chief Executive Officer of JCI by granting him an option to purchase 2,106 shares of the Preferred Stock owned by KFI for $712.25 per share (the equivalent of 300,000 shares of JCI Common Stock at $5.00 per share if such shares of Preferred Stock were converted into Common Stock on the date hereof); and

         WHEREAS, the Board of Directors of JCI has approved and consented to the option granted herein;

         NOW, THEREFORE, KFI and Greenfield agree as follows:

1. Option. KFI hereby grants to Greenfield an option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of an aggregate of 2,106 shares of the Preferred Stock owned by KFI at the purchase price of $712.25 per share (the "Option").

2. Term. The Option may be exercised from and after the date hereof until the earliest of:

(a)      November 30, 2009;

(b) The consummation by JCI of any merger or consolidation in which it is not the surviving corporation or pursuant to which its stockholders exchange their common stock or the dissolution or liquidation of JCI or the sale by JCI of all or substantially all of its assets;

(c) Greenfield ceasing to be Chief Executive Officer of JCI for any reason; provided, however, that in the event of Greenfield's death while he is Chief Executive Officer of JCI, then his estate shall have the right to exercise the Option for a period of one year after his death, but in no event after November 30, 2009, or the occurrence of any of the transactions described in (b) above; or

(d) Fifteen (15) business days following written notice to Greenfield (or his estate) that KFI has received a bona fide offer to purchase, on terms satisfactory to KFI in its sole discretion, at least 5,000 shares of Preferred Stock (or 712,250 shares of Common Stock upon conversion of the Preferred Stock) in a single transaction or series of related transactions.

Upon the earliest to occur of the foregoing events, the Option shall terminate and all rights of Greenfield hereunder shall expire; provided, however, that if notice is given by KFI pursuant to Section 2(d) and KFI does not consummate a sale pursuant to the bona fide offer to purchase within 90 days after the notice is given, then the Option shall be reinstated to the extent then exercisable, subject to all of the terms of this Agreement (including Section 2(d) with respect to any later bona fide offer to purchase).

3. Exercise of Option. The Option may be exercised from time to time by Greenfield's delivery to KFI of written notice of exercise, which notice shall specify the number of shares to be purchased and be accompanied by payment of the purchase price in immediately available funds. The date of actual receipt by KFI of such notice and such purchase price shall be deemed the date of exercise of the option. Notwithstanding the foregoing, the Option shall not be exercised, in whole or in part, and no transfer of shares of Preferred Stock subject to the Option shall be made, if any requisite approval or consent of any governmental authority having jurisdiction in the matter shall not have been secured or if the transfer would violate any federal, state or local law, regulation or order.

4. Transfer of Shares Upon Exercise of Option. Upon exercise of the Option as provided in Section 3 above, KFI shall take such action as may be reasonably requested by Greenfield to effect a transfer of the shares of Preferred Stock purchased thereby. However, Greenfield recognizes that neither the Option nor the shares of Preferred Stock transferable upon its exercise have been registered under any federal or state laws governing the issuance and sale of securities and that KFI has no obligation to effect registration under any such laws. Therefore, Greenfield agrees that any and all shares of Preferred Stock purchased upon exercise of the Option shall be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and that, at the time he exercises all or any portion of the Option, he will furnish to KFI and JCI such documentation as either of them shall reasonably require in order to assure compliance with all applicable securities laws in effect at the time of exercise. Greenfield consents to such other action as KFI or JCI deems necessary or appropriate in order to assure compliance with all such laws, including but not limited to placing restrictive legends on certificates evidencing the shares of Preferred Stock purchased upon exercise of the Option. Notwithstanding the foregoing, subject to JCI's consent, KFI will not unreasonably withhold its consent to the shares of JCI Common Stock transferred or transferable upon exercise of the Option being included in any registration statement filed pursuant to the Registration Rights Agreement dated December 11, 1997 between KFI and JCI; provided, however, that the filing of any such registration statement shall be at the sole discretion of KFI.

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

5. No Assignment. Except as provided in Section 2(c) with respect to the death of Greenfield, the Option shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise. In the event of any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges of Greenfield hereunder shall immediately become null and void.

6. Notices. Any notices to KFI under this Agreement shall be in writing and delivered to KFI, c/o Senior Vice President and Chief Financial Officer, at 405 Lewallen Street, Post Office Drawer 220, Asheboro, North Carolina 27204, or at such other address as may be specified by KFI from time to time. Any notices to Greenfield hereunder shall be in writing and delivered to him at Jennifer Convertibles, Inc., 419 Crossways Park Drive, Woodbury, New York 11797, or at such other address as may be specified by Greenfield (or his estate) from time to time.

7. Adjustments. The shares of stock subject to the Option and the option price shall be adjusted in the event KFI converts the Preferred Stock into JCI Common Stock and such adjustment shall reflect any increase or decrease in the Common Stock of JCI that is effected after the date hereof as the result of any stock dividend, subdivision, split-up, combination or similar recapitalization or reclassification. If the Preferred Stock is converted, then the terms and provisions of this Agreement shall apply to the Common Stock received by KFI on conversion and the term "Common Stock" shall be substituted for "Preferred Stock."

8. Binding Effect. This Option Agreement shall be binding upon and inure to the benefit of Greenfield and his personal representatives, but neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable except as expressly set forth in Section 2(c) of this Agreement.

         IN WITNESS WHEREOF, this Stock Option Agreement is executed as of December 15, 2004.


                                            KLAUSSNER FURNITURE INDUSTRIES, INC.


                                            By:  /s/ David O. Bryant
                                                 -----------------------------
                                                 David O. Bryant, Senior
                                                 Vice President and Chief
                                                 Financial Officer

                                            /s/ Harley J. Greenfield
                                            -------------------------
                                            Harley J. Greenfield

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